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                                                                   EXHIBIT 3.89
                              [LETTERHEAD OF CCI]

                                                  June 26, 2001

Mr. Jim Cassina, President
InvestorLinks.com, Inc.
2 Adelaide W., Suite 300
Toronto, Ontario Canada M541L6

                            Via Fax # 416.861.9623

Dear Jim:

     Thank you for your telephone call today. I am happy that we will evidently be able to resolve the lease situation between Gilray, LLC and IL Data, a subsidiary of InvestorLinks.com, Inc.

     As you know, IL Data entered into a lease for office space with Gilray, LLC, a Virginia Limited Liability Company of which I am Managing Member. The lease was for office space in Charlottesville, Virginia and was dated July 3, 2000 with a commencement date of August 1, 2001 and a termination date of July 31, 2003. Sometime in the last several weeks, IL Data vacated the lease premises with the exception of a number of items of office furniture.

     You and I have discussed a scenario whereby Gilray, LLC will execute a Certificate of Satisfaction releasing IL Data and/or InvestorLinks.com of any further responsibility under the terms of the lease. Our agreement, reached during today's telephone conversation, is as follows:

     1. Gilray, LLC agrees to fully release you from any further liability under the subject lease in exchange for the lump sum payment of $18,000.00 in US Dollars.

     2. The payment shall consist of the forfeiture of the security deposit presently held by Gilray, LLC in the amount of $2945.00 and a negotiable check issued by InvestorLinks.com to Gilray, LLC in the amount of $15,055.00.

     3. InvestorLinks.com agrees to convey any and all interest in the furniture abandoned by the tenant to Gilray, LLC and Gilray, LLC may dispose of such furniture as its sole discretion.
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     Upon receipt of your acknowledgement of this settlement and the aforementioned check, I will execute a Certificate of Satisfaction.

     I hope this captures the essence of our agreement. If so, please sign below and fax a copy of this letter back to me. I will be available tomorrow and Friday if we need to speak. I will be travelling on Thursday.

                                             Sincerely,


                                             /s/ George W. Ray, Jr.
                                             ----------------------
                                             George W. Ray, Jr.
                                             Managing Member
                                             Gilray, LLC


Approved: /s/ J. C. Cassina
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         InvestorLinks.com


Date: 27 June, 2001
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